Exhibit 3.8

Qinghai Zhongtiancheng Salt Lake Resources R&D Co., Ltd.

Articles of Association

Chapter One General

Article 1 This Articles of Association is prepared in accordance with the Company Law of the People's Republic of China (hereinafter referred to as the Company Law) and relevant laws and regulations in order to regulate the organization and behavior of the company, to protect the legitimate rights and interests of the company, shareholders and creditors, and to maintain the social and economic order.

Article 2 If the terms of the Articles of Association are in conflict with laws, rules or regulations, the laws, rules or regulations shall prevail.

Chapter Two Company Name and Address

Article 3 Company name: Qinghai Zhongtiancheng Salt Lake Resources R&D Co., Ltd.

Article 4 Company address: No. 60, East Renmin Road, Dachaidan Town, Haixi State, Qinghai Province.

Chapter Three Business Scope of the Company

Article 5 The business scope of the company is: comprehensive development and utilization of salt lake resources and product R&D, production and sales of sodium borate, column borate, boron trioxide, lithium carbonate, procurement of development equipment and raw materials for the salt lake, boron rock mining (business activities of the projects subject to approval according to law shall be carried out after approval by relevant departments)

Chapter Four The Registered Capital of Company

Article 6 The registered capital of the company is RMB 6 million (in words: RMB SIX MILLION ONLY).

Article 7 The registered capital of the company is the amount of contribution subscribed by the shareholders registered in the company registration authority.

Article 8 The increase or reduce of the registered capital of the company shall be decided by the shareholders. The reduce of the registered capital of the company shall be notified to the creditors within 10 days and shall be announced on the newspaper within 30 days from the date of the decision. The creditor has the right to request the company to pay off the debt or provide the corresponding guarantee within thirty days from the date of receipt of the notice, or within forty-five days from the date of the announcement without the receipt of the notice. The change of the registered capital of the company shall be registered in relevant registration authority in accordance with the law.

Article 9 The Company must prepare the Balance Sheet and the List of Property for reducing of the registered capital.

Article 10 The reduced registered capital of the company shall not be lower than the minimum amount stipulated in the Company Law.

Chapter Five Name of Shareholders

Article 11 The name of the shareholder is as follows:

Name of shareholder: Qinghai Zhongtiancheng Resources Technology Co., Ltd.

Registration ID: 91630000MA758T0G8N

Legal representative: Zhang Mao

Address: No. 60, East Renmin Road, Dachaidan Town, Haixi State, Qinghai Province

Chapter Six Contribution Amount, Contribution Mode and Contribution Date of Shareholder

Article 12 Contribution amount, contribution mode and contribution date of shareholder are as follows:

Name of shareholder	Subscribed capital contribution	Mode of capital contribution	Date of capital contribution
Qinghai Zhongtiancheng Resources Technology Co., Ltd.	RMB 6 Million Yuan	Currency	August 28, 2048

Chapter Seven Company Organization and Its Methods of Generation, Authorities, and Rules of Procedure

Article 13 The Company shall not set up the Board of Shareholders, and the shareholder is the highest authority of the company.

Article 14 The shareholder shall exercise the following powers:

(I) To determine the business policies and investment plans of the company;

(II) To determine to appoint and replace the Executive Director and the Supervisor, and to decide on matters relating to the remuneration of the Executive Director and the Supervisor;

(III) To consider and approve the report of the Executive Director;

(IV) To consider and approve the report of the Supervisor;

(V) To consider and approve the annual financial budget plans and final account plans of the company;

(VI) To consider and approve the profit distribution plans and plans for making up losses of the company;

(VII) To determine the increase or reduce the registered capital of the company;

(VIII) To make the resolutions on the company’s merger, division, dissolution, liquidation or change of company form;

(IX) To amend the Articles of Association of the company;

(X) To make the resolutions on the issuance of the Company’s debentures;

(XI) To determine shareholder’s transfer of capital;

Article 15 The decisions under the Article 14 that the shareholder is made shall be placed in the company in writing after signature.

Article 16 The Company shall not set the Board of Directors, and shall set up an Executive Director who shall be assigned by the shareholder with the tenure of three years, and can be re-appointed by the shareholder upon expiration of the tenure.

Article 17 The Executive Director shall be responsible to the shareholder and exercise the following powers:

(1) To report to the shareholder;

(II) To implement the resolutions issued by the shareholder;

(III) To determine the business plans and investment plans of the company;

(IV) To work out the annual financial budget plans and final account plans of the company;

(V) To work out the profit distribution plans and plans for making up losses of the company;

(VI) To work out the plans for the increase or reduce of registered capital and the issuance of corporate debentures of the company;

(VII) To work out the plans for the Company’s merger, division, dissolution or change of company form;

(VIII) To determine the setup of the internal management structure of the company;

(IX) To determine the appointment or removal of the company's managers and their remuneration and to determine the appointment or removal of the deputy managers and the chief financial officers and their remuneration according to the managers' nomination;

(IX) To work out the basic management system of the company;

Article 18 The Executive Director shall submit the decisions that he made based on the provisions of the Articles of Association in writing to the shareholder.

Article 19 The Company shall not set the Board of Supervisors, and shall set up a Supervisor who shall be assigned by the shareholder with the tenure of three years, and can be considered for reappointment by the shareholder upon expiration of the tenure. The Executive Director and the finance manager of the company shall not concurrently act as the Supervisor.

Article 20 The Supervisor shall exercise the following powers:

(I) To examine the financial affairs of the company;

(II) To supervise the duty performance of the Executive Director and the finance manager, and to propose suggestions of dismissal of the Executive Director, manager and the finance manager who violates the laws, administrative regulations, the Articles of Association or the shareholder resolutions;

(III) To request the Executive Director and the finance manager to take the corrective actions for their conducts harming the interests of the company;

Article 21 Any person with one of the following circumstances shall not act as the Executive Director, Supervisor or the senior manager of the company:

(I) He/she does not have civil legal capacity or has limited civil legal capacity;

(II) He/she had been sentenced with less than five years after expiration of the implementation due to corruption, bribery, encroachment of property, misappropriation of property or destruction of the socialist market economic order, or deprived of political rights for crime with less than five years after expiration of the implementation ;

(III) He/she had acted as the president, or factory director, manager of a bankrupt and liquidated company or the corporate, and had been reliable for the bankruptcy and liquidation of such company or the corporate, with less than three years since the bankruptcy and liquidation of such company or the corporate;

(IV) He/she had acted as the legal representative of the company or the corporate that was revoked the business license and ordered to be closed, and had been personally reliable with less than three years since the date of business license was revoked;

(V) He/she has large amount and outstanding debts.

The election and appointment of the director and supervisor or the employment of the senior manager of the company that in violation of this regulation shall be invalid.

The Executive Director, Supervisor or senior manager who is in the any situations listed in the first point of this Article during the term of office shall be dismissed by the company.

Chapter Eight The Legal Representative of the Company

Article 22 The Executive Director is the legal representative of the company who shall be appointed by the shareholder with the tenure of three years, and can be re-elected upon expiration of the tenure.

Article 23 The functions and powers of the legal representative of the company:

(I) To sign the relevant documents on behalf of the company;

(II) To exercise the right of special discretion and disposition of the company's affairs in the event of a war, a major natural disaster, and under other emergency situation, which shall be in the interests of the company and shall be reported to the shareholder afterwards.

Article 24 The legal representative of the company shall be dismissed in the event that he/she is not allowed by the laws, regulations, the State Council regulations or other circumstances.

Chapter Nine Finance and Accounting of the Company

Article 25 The financial and accounting system of the company shall be established in accordance with the regulations of the laws, administrative regulations and the competent financial department of the State Council.

The fiscal year of the company adopts the Gregorian calendar year, which is from January 1 to December 31. The company shall prepare the financial account reports at the end of each year, which shall be audited by an accounting firm. The financial account reports shall include the Financial Statements and subsidiary schedules, as follows:

(I) Balance Sheet;

(II) Statement of Income;

(III) Statement of Changes in Financial Position

(IV) Financial Situation Statement;

(V) Statement of Profit Distribution.

Article 26 The Company shall withdraw 10% of the profit to the legal reserve of the company when distributing the appropriate after-tax profits. The legal reserve of the company may not be withdrawn when the accumulated amount of the legal reserve of the company is more than 50% of the company's registered capital;

If the legal reserve of the company is insufficient to make up for the losses of the previous year, the profit of the current year shall be used firstly to make up for the loss before the withdrawal of the legal reserve in accordance with the provisions of the preceding paragraph.

When the legal reserve is converted into capital, the retained reserve shall not be less than 25% of the registered capital of the company before the transfer.

The legal reserve shall be used to make up for the losses of the company to expand the production operations of the company or to increase the capital of the company.

Article 27 The Company shall establish the legal accounting books only. The assets of the company shall not be saved in the name of any individual.

Chapter Ten Dissolution and Liquidation

Article 28 The merger of division of the company shall be proceeded with the provisions of national laws and regulations.

Article 29 The Company can be dissolved when any cause of such dissolution stipulated by the laws and regulations arises;

Article 30 The shareholder shall determine the liquidation team for normal (non-mandatory) dissolution of the company, which shall be established within fifteen days after confirmation of the shareholder.

Article 31 The liquidation team shall exercise the following powers during the liquidation period:

(I) Cleanup the company assets and prepare the Balance Sheet and the List of Property respectively;

(II) Deal with the outstanding business of the company in connection with the liquidation;

(III) Notify or bulletin to the creditors;

(IV) Pay up taxes owed;

(V) Cleanup claims and debts;

(VI) Process the remaining property of the company after settlement of the debts;

(VII) Participate in civil proceedings on behalf of the company.

Article 32 The Company shall stop all the business activities irrelevant to the liquidation after establishment of the liquidation team.

Article 33 Notify the creditors within ten days and announce on the newspaper with forty-five days from the date of establishment of the liquidation team. The liquidation team shall register the debits of the company's creditors.

Article 34 The liquidation team shall prepare the liquidation plan, which shall be reported to the shareholder for approval after clearing the company's property and preparation of the Balance Sheet and the List of Property.

Article 35 The sequence of the property settlement is as follows:

(I) Payment of liquidation fees;

(II) Wages and labor insurance costs of the employees;

(III) Payment of the tax owed;

(IV) Settlement of the company's debts.

Article 36 The members of the liquidation team shall be devoted to the duties, perform the liquidation obligations in accordance with the laws, and shall be liable for the compensations for the losses to the company or the creditors resulted from intentional or gross negligence of the members of the liquidation team.

Article 37 The liquidation team shall prepare a liquidation report after the completion of liquidation, report it to the shareholder or relevant competent authority for confirmation, and apply for cancellation of registration in the company registration authority to announce the termination of the company.

Chapter Eleven Supplementary Provisions

Article 38 The resolutions of the shareholder and the company's rules and regulations are an integral part of the Articles of Association and have the same effect; The right to interpret the Articles of Association shall be possessed by the shareholder of the company, and the Articles of Association shall come into effect after change of registration of the company.

Article 39 If the terms of the Articles of Association and the rules and regulations of the company are in conflict with national laws and regulations, or with the matters approved by the registration authority, the national laws and regulations, and the matters approved by the registration authority shall prevail.

Article 40 Amendment of this Articles of Association shall be decided by the investors and shall be reported to the original approving authority for approval.

(No text below)

Shareholder (Seal): Qinghai Zhongtiancheng Resources Technology Co., Ltd.

September 5, 2018